Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cadence Pharmaceuticals, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2007, with respect to the consolidated financial statements and schedules of Cadence Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission on or about November 30, 2007.
/s/ Ernst & Young LLP
San Diego, California
November 30, 2007